Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2009 RESULTS
Diluted Earnings per Share Increase 25% in the 3rd Quarter to $0.55
Cash Flow from Operations of Approximately $300 million Year-to-Date

Plano, Texas, October 26, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2009.
Third Quarter 2009 Results
Total revenues for the quarter ended September 30, 2009 were $671.3 million, a decrease of $37.5 million from total revenues of $708.8 million for the same period in the prior year. This decrease in revenues was primarily the result of a 6.1% reduction in same store sales, predominantly attributable to a decrease in the number of units per customer and the anticipated revenue attrition from approximately 365 stores that received customer agreements from stores closed in the 2007 restructuring plan.
Net earnings and net earnings per diluted share for the quarter ended September 30, 2009 were $36.8 million and $0.55, respectively, as compared to $29.4 million and $0.44, respectively, for the same period in the prior year. Net earnings for the quarter ended September 30, 2008 were reduced by a $200,000 pre-tax expense related to our 2007 restructuring plan as discussed below. The restructuring expense had no impact on the net earnings per diluted share in the third quarter of 2008.
“I am pleased with our results for the third quarter, where we met our revenue guidance and exceeded our net earnings per diluted share through our continued focus on managing our costs,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Both our customer count and our deliveries per store have outperformed the comparable period in 2008 for each month during the third quarter,” Speese stated. “We are encouraged by these trends in our customer traffic, and we remain cautiously optimistic regarding 2010. Accordingly, our 2010 guidance includes flat to slightly increasing total revenue with net earnings per diluted share in the $2.30 to $2.50 range. In addition, our focus on improving our financial services operations in 2009 has resulted in positive results, and as such, we anticipate expanding this business with the opening of approximately 50 locations in 2010,” Speese concluded.
Nine Months Ended September 30, 2009 Results
Total revenues for the nine months ended September 30, 2009 were $2.079 billion, a decrease of $105.0 million from total revenues of $2.184 billion for the same period in the prior year. This decrease in revenues was primarily the result of a 3.9% reduction in same store sales, predominantly attributable to a decrease in the number of units per customer, plus the impact of the 2007 restructuring plan.

Net earnings and net earnings per diluted share for the nine months ended September 30, 2009 were $124.2 million and $1.86, respectively, as compared to $103.5 million and $1.54, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the nine months ended September 30, 2009 include $4.9 million, or approximately $0.04 per share, as a result of pre-tax litigation credits related to the Hilda Perez matter as discussed below. Net earnings and net earnings per diluted share for the nine months ended September 30, 2008 were reduced by $3.1 million, or approximately $0.03 per share, as a result of a pre-tax expense related to our 2007 restructuring plan as discussed below.
When excluding the items above, adjusted net earnings per diluted share for the nine months ended September 30, 2009 were $1.82, as compared to adjusted net earnings per diluted share for the nine months ended September 30, 2008 of $1.57, an increase of 15.9%.
Through the nine month period ended September 30, 2009, the Company generated cash flow from operations of approximately $300.0 million, while ending the quarter with approximately $39.9 million of cash on hand. The Company utilized its cash flow from operations to reduce its outstanding indebtedness by approximately $288.0 million in 2009, or approximately 30% from year end 2008. During the quarter ended September 30, 2009, the Company redeemed its outstanding balance of $75.4 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes as well as repaid approximately $41.7 million of its senior debt.
Operations Highlights
During the three and nine month periods ended September 30, 2009, the company-owned stores and financial services locations changed as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Company-Owned Stores
Stores at beginning of period	3,021	3,037
New store openings	13	31
Acquired stores remaining open	1	1
Closed stores
Merged with existing stores	22	54
Sold or closed with no surviving store	9	11

Stores at end of period	3,004	3,004

Acquired stores closed and accounts merged with existing stores	11	23

Financial Services
Stores at beginning of period	350	351
New store openings	2	4
Acquired stores remaining open	—	—
Closed stores
Merged with existing stores	4	7
Sold or closed with no surviving store	3	3

Stores at end of period	345	345

Acquired stores closed and accounts merged with existing stores	—	1
Since September 30, 2009, the Company has opened two new store locations. The Company has acquired two financial services store locations as well as accounts from four additional locations since September 30, 2009.

Significant Items
Litigation Credit Related to the Hilda Perez Matter. In November 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement fund. The Company previously recorded during the fourth quarter of 2008 a pre-tax credit in the amount of $2.7 million and additional pre-tax credits in the amount of $3.0 million in the first quarter of 2009 and $1.9 million in the second quarter of 2009, to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. Through the nine month period ended September 30, 2009, the total pre-tax credit of approximately $4.9 million increased net earnings per diluted share by approximately $0.04.
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share by approximately $0.03 in the first quarter of 2008. The Company recorded additional pre-tax restructuring expense in the third quarter of 2008 of approximately $0.2 million. Through the nine month period ended September 30, 2008, the total pre-tax restructuring expense of approximately $3.1 million reduced net earnings per diluted share by approximately $0.03. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
— — —
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 27, 2009, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after October 26, 2009.
FOURTH QUARTER 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $662 million to $677 million.
•	Store rental and fee revenues are expected to be between $570 million and $582 million.
•	Total store revenues are expected to be in the range of $653 million to $668 million.
•	Same store sales are expected to be in the range of down 3% to down 5%.
•	The Company expects to open 10 to 15 new company-owned store locations.
•	The Company expects to add financial services to approximately 10 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 22.8% of store rental and fee revenue and cost of merchandise sold to be between 70.0% and 74.0% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.2% to 59.7% of total store revenue.
•	General and administrative expenses are expected to be approximately 5.0% of total revenue.
•	Net interest expense is expected to be approximately $4 million and depreciation of property assets is expected to be approximately $17 million.
•	The effective tax rate is expected to be approximately 38% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.55 to $0.61.
•	Diluted shares outstanding are estimated to be between 66.3 million and 67.1 million.
FISCAL 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.736 billion and $2.796 billion.
•	Store rental and fee revenues are expected to be between $2.300 billion and $2.350 billion.
•	Total store revenues are expected to be in the range of $2.703 billion and $2.763 billion.
•	Same store sales are expected to be flat.
•	The Company expects to open 25 to 35 new company-owned store locations.
•	The Company expects to add financial services to approximately 50 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.3% and 22.9% of store rental and fee revenue and cost of merchandise sold to be between 69.0% and 73.0% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.7% to 59.2% of total store revenue.
•	General and administrative expenses are expected to be approximately 5.0% of total revenue.
•	Net interest expense is expected to be approximately $17 million and depreciation of property assets is expected to be between $63 million and $68 million.
•	The effective tax rate is expected to be in the range of 38.3% to 38.8% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.30 to $2.50.
•	Diluted shares outstanding are estimated to be between 66.5 million and 67.5 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of any material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports for the quarters ended March 31, 2009 and June 30, 2009 . You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended September 30,
	2009	2008	2008
		Before	After
		Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)

Total Revenue	$671,251	$708,755	$708,755
Operating Profit	64,367	58,762	58,549 (1)
Net Earnings	36,840	29,531	29,379 (1)
Diluted Earnings per Common Share	$0.55	$0.44	$0.44
Adjusted EBITDA	$81,006	$80,498	$80,498

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$59,654	$45,795	$45,582
Add back:
Restructuring Expense	—	—	213
Interest Expense, net	4,713	12,967	12,967
Depreciation of Property Assets	16,054	18,191	18,191
Amortization and Write-down of Intangibles	585	3,545	3,545

Adjusted EBITDA	$81,006	$80,498	$80,498

	Nine Months Ended September 30,
	2009	2009	2008	2008
	Before	After	Before	After
	Significant Items	Significant Items	Significant Items	Significant Items
	(Non-GAAP	(GAAP	(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)	Earnings)

Total Revenue	$2,079,043	$2,079,043	$2,184,422	$2,184,422
Operating Profit	216,873	221,742 (2)	213,621	210,523 (3)
Net Earnings	121,140	124,161 (2)	105,433	103,478 (3)
Diluted Earnings per Common Share	$1.82	$1.86 (2)	$1.57	$1.54 (3)
Adjusted EBITDA	$269,488	$269,488	$280,327	$280,327

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$195,419	$200,288	$167,141	$164,043
Add back:
Litigation Expense (Credit)	—	(4,869)	—	—
Restructuring Expense	—	—	—	3,098
Interest Expense, net	21,454	21,454	46,480	46,480
Depreciation of Property Assets	50,187	50,187	54,569	54,569
Amortization and Write-down of Intangibles	2,428	2,428	12,137	12,137

Adjusted EBITDA	$269,488	$269,488	$280,327	$280,327

(1)	Includes the effects of a $0.2 million pre-tax restructuring expense in the third quarter of 2008 related to the December 3, 2007 announced restructuring plan. The restructuring expense had no impact on the diluted earnings per share in the third quarter of 2008.

(2)	Includes the effects of $4.9 million pre-tax litigation credits in the first quarter and second quarter of 2009 related to the Hilda Perez matter. The litigation credits increased diluted earnings per share by approximately $0.04 for the nine months ended June 30, 2009.

(3)	Includes the effects of $3.1 million pre-tax restructuring expenses related to the December 3, 2007 announced restructuring plan. The restructuring expenses reduced diluted earnings per share by approximately $0.03 for the nine months ended June 30, 2008.

SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2009	September 30, 2008

Cash and Cash Equivalents	$39,905	$99,188
Accounts Receivable	59,943	43,992
Prepaid Expenses and Other Assets	54,472	58,552
Rental Merchandise, net
On Rent	547,418	620,438
Held for Rent	175,743	213,096
Total Assets	2,356,301	2,510,034

Senior Debt	659,080	753,964
Subordinated Notes Payable	—	240,375
Total Liabilities	1,147,044	1,456,573
Stockholders’ Equity	1,209,257	1,053,461

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2009	2008
(In Thousands of Dollars, except per share data)	Unaudited

Store Revenue
Rentals and Fees	$576,124	$621,290
Merchandise Sales	59,085	57,062
Installment Sales	12,983	10,554
Other	15,236	10,704

	663,428	699,610

Franchise Revenue
Franchise Merchandise Sales	6,663	7,969
Royalty Income and Fees	1,160	1,176

Total Revenue	671,251	708,755

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	130,183	142,314
Cost of Merchandise Sold	42,940	44,714
Cost of Installment Sales	4,511	4,065
Salaries and Other Expenses	389,573	417,354
Franchise Cost of Merchandise Sold	6,378	7,640

	573,585	616,087

General and Administrative Expenses	32,714	30,361
Amortization and Write-down of Intangibles	585	3,545
Restructuring Expense	—	213

Total Operating Expenses	606,884	650,206

Operating Profit	64,367	58,549

Interest Expense	4,866	15,040
Interest Income	(153)	(2,073)

Earnings before Income Taxes	59,654	45,582

Income Tax Expense	22,814	16,203

NET EARNINGS	36,840	29,379

BASIC WEIGHTED AVERAGE SHARES	66,077	66,696

BASIC EARNINGS PER COMMON SHARE	$0.56	$0.44

DILUTED WEIGHTED AVERAGE SHARES	66,693	67,473

DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.44

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended September 30,
	2009	2008
(In Thousands of Dollars, except per share data)	Unaudited

Store Revenue
Rentals and Fees	$1,763,199	$1,896,594
Merchandise Sales	211,826	198,104
Installment Sales	37,699	29,685
Other	41,818	30,912

	2,054,542	2,155,295

Franchise Revenue
Franchise Merchandise Sales	20,872	25,386
Royalty Income and Fees	3,629	3,741

Total Revenue	2,079,043	2,184,422

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	398,278	433,987
Cost of Merchandise Sold	150,704	153,206
Cost of Installment Sales	13,201	11,875
Salaries and Other Expenses	1,175,991	1,241,340
Franchise Cost of Merchandise Sold	19,987	24,270

	1,758,161	1,864,678

General and Administrative Expenses	101,581	93,986
Amortization and Write-down of Intangibles	2,428	12,137
Litigation Expense (Credit)	(4,869)	—
Restructuring Expense	—	3,098

Total Operating Expenses	1,857,301	1,973,899

Operating Profit	221,742	210,523

Interest Expense	22,143	52,706
Interest Income	(689)	(6,226)

Earnings before Income Taxes	200,288	164,043

Income Tax Expense	76,127	60,565

NET EARNINGS	124,161	103,478

BASIC WEIGHTED AVERAGE SHARES	66,034	66,697

BASIC EARNINGS PER COMMON SHARE	$1.88	$1.55

DILUTED WEIGHTED AVERAGE SHARES	66,612	67,336

DILUTED EARNINGS PER COMMON SHARE	$1.86	$1.54